                                EXHIBIT 10.19

                              OPTION TO PURCHASE
                          RAMUS MEDICAL TECHNOLOGIES


     THIS OPTION TO PURCHASE RAMUS MEDICAL TECHNOLOGIES (the "OPTION AGREEMENT") is made and entered into on the date hereinafter set forth by and among RAMUS MEDICAL TECHNOLOGIES, a California corporation ("RAMUS"), PDT CARDIOVASCULAR, INC., a Delaware corporation ("PDTC"), and the other shareholders of Ramus identified in SCHEDULE 1 hereto (collectively, the "SHAREHOLDERS").

WHEREAS:

     A. PDTC and Ramus are entering into an Investment Agreement of even date (the "INVESTMENT AGREEMENT");

     B. The Shareholders own all of the outstanding shares of capital stock of Ramus or hold all of the outstanding options, rights or other securities to acquire the shares of capital stock of Ramus;

     C. The Investment Agreement contemplates Ramus granting to PDTC an option to purchase Ramus as set forth herein; and

     D.   The Shareholders have also agreed to join in this Option Agreement.

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   OPTION.

          1.1 OPTION TO PURCHASE RAMUS. In consideration of the execution and performance of the Investment Agreement, Ramus and the Shareholders hereby agree that PDTC has fully complied with all obligations in the Investment Agreement as required to date, Ramus and the Shareholders do hereby grant to PDTC an option (the "OPTION") to purchase Ramus for the purchase price set forth in SECTION 1.2 below.

          1.2 PURCHASE PRICE. Subject to the provisions of SECTION 4 with respect to the issuance of PDT Shares, the purchase price for all of Ramus shall be equal to ***** (the "PURCHASE PRICE"). (1) The Purchase Price will be distributed on a pro rata basis to the holders of outstanding Ramus common stock (the "COMMON STOCK"). Each Shareholder agrees to convert any convertible securities into Common Stock and to exercise any options, rights or other securities granting the right to acquire shares of Common Stock upon notice by PDTC of the exercise of the Option; PROVIDED, HOWEVER, PDTC hereby expressly acknowledges and agrees that, as provided in the option agreements of those Shareholders who are option holders, such option holders may provide for the exchange of their options for their applicable portion of the Purchase Price having a value equal to the difference, or spread, between (i) their applicable portion of the Purchase Price issuable upon exercise of the option had the option been exercised immediately prior to the closing and
(ii) the applicable exercise price of the option.

*****Confidential Treatment Requested

(1) PDTC's Shares shall not be subject to the Option, and the Purchase Price shall be reduced accordingly. For example, if, at the Closing of the Option purchase, PDTC owns thirty percent (30%) of the PDT Shares, the Purchase Price would be seventy percent (70%) of *****.

     2. TERM OF THE OPTION. The Option shall commence as of the execution of this Option Agreement and shall expire (the "EXPIRATION DATE") on the later of ***** from the execution of this Option Agreement, or ***** after the day on which the first surgical procedure to implant the Company's initial product in a coronary artery in a human subject involving coronary artery bypass surgery is completed in its formally conducted clinical trials supervised by the United States Food and Drug Administration, or the regulatory equivalent in the country in which treatment is undertaken. Ramus covenants to give notice to PDTC, as provided herein, of the first human implant by Ramus, as set forth in the preceding sentence, within ten (10) days of the date that such human implant is first undertaken.

     3. NOTICE OF EXERCISE. Notice of exercise of the Option (the "NOTICE") shall be accomplished in writing on or prior to the Expiration Date. The Notice shall include an executed Purchase and Sale Agreement for the purchase and sale of Ramus (the "PURCHASE AND SALE AGREEMENT"). The Purchase and Sale Agreement shall be in the form attached hereto as EXHIBIT A, with such changes therein as the parties reasonably determine are necessary to implement the desired forms and transaction (sale of shares or a merger), and shall provide for a closing within ninety (90) days of the date of the Notice. After delivery of the Notice, if requested by Ramus, PDTC will provide the loan described in the Stock Purchase Agreement.

     4.   PAYMENT OF PURCHASE PRICE.

          (a) The Purchase Price will be payable in cash and the stock of PDTC's parent corporation, PDT, Inc. (the "PDT SHARES") , or entirely in cash or entirely in PDT Shares, at the option of PDTC. PDTC cannot convert this from a stock sale to an asset sale without the prior written consent of Ramus and its Shareholders.

          (b) If PDTC elects to deliver the PDT Shares, it will deliver a sufficient percentage of the Purchase Price to the Shareholders to permit them to receive the PDT Shares as part of a tax-free reorganization as determined by PDTC's independent auditors. ***** In the event that any of the Purchase Price is to be payable in PDT Shares, each of the following conditions shall have been satisfied on or prior to the closing contemplated by this Option Agreement: (i) PDT, Inc. shall have had declared effective by the Securities and Exchange Commission a registration statement covering the resale by all of the Shareholders of the PDT Shares received by such Shareholders, in form and substance reasonably satisfactory to Ramus, and Ramus and the Shareholders will cooperate with PDT, Inc. in registering said PDT Shares; and (ii) *****; and (iii) the PDT Shares shall be listed for trading on the NASDAQ National Market System (NMS) or a national securities exchange.

          (c) The aggregate number of PDT Shares to be delivered by PDTC shall be increased by ***** for each ***** of the Purchase Price paid for in PDT Shares in consideration of the following agreement of the Shareholders:

               (i) the Shareholders agree not to sell more than the greater of ***** the PDT Shares owned by them, or ***** during any five (5) trading day period, unless the PDT Shares are sold to PDT or the PDT Employee Stock Ownership Plan.

               (ii) the Shareholders may sell the PDT Shares in a private transaction occurring off market and not reported in National Market Systems (NMS) or other national securities exchange which is either approved by PDT or which is included in the limitations of (i) above.

*****Confidential Treatment Requested

               (iii) each share certificate representing the PDT Shares will contain a legend reflecting the foregoing.

     5. ADDITIONAL SHAREHOLDERS. Ramus shall not issue any capital stock or any securities convertible into, exchangeable for or exercisable for capital stock of Ramus (whether preferred, common or otherwise) unless the purchaser, grantee or other recipient thereof shall have executed a Joinder Agreement to this Option Agreement in the form of EXHIBIT B at the time that they first become a holder of or entitled to such securities. Ramus shall use its best efforts to secure the execution by its existing option holders of the Joinder Agreement and will not issue new options that do not include a condition of executing the Joinder Agreement.

     6. EMPLOYMENT AGREEMENTS AND CONSULTING AGREEMENTS. Ramus shall have entered into Employment Agreements and Consulting Agreements to the satisfaction of Ramus. Employment Agreements would be required for ***** if they are still employed by Ramus at the time that this Option is exercised and provided that they will agree to the compensation terms in effect immediately preceding the exercise of the Option, together with any other managers that PDTC wishes to retain. The Employment Agreements will provide for customary provisions and shall include six (6) months' severance for termination without cause, and no severance if termination is for cause. *****. Any of the foregoing agreements will be terminable in the event of a breach of the covenants not to compete by that party.

     7. PROXY; LEGENDS. Each Shareholder, by signing this Option Agreement, and each person who shall execute a Joinder Agreement by signing such Joinder Agreement, grants PDTC an irrevocable proxy with respect to all of such person's securities in Ramus, whether now or hereafter held by such person, for the purpose of voting, converting, exchanging, exercising or transferring such securities in connection with any exercise of the Option by PDTC. The parties agree and acknowledge that such proxy is irrevocable by the existing Shareholders and other persons who join this Option Agreement in accordance with Section 705(e) of the California Corporations Code. Each outstanding security of Ramus (including any right to acquire a security) and each security or other right thereafter issued by Ramus shall bear a legend reflecting the granting of such proxy and the existence of the Option in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN OPTION AGREEMENT AMONG RAMUS MEDICAL TECHNOLOGIES ("RAMUS"), PDT CARDIOVASCULAR, INC. ("PDTC") AND CERTAIN OTHER PERSONS PURSUANT TO WHICH THIS SECURITY IS SUBJECT TO AN OPTION TO PURCHASE GRANTED IN FAVOR OF PDTC. PURSUANT TO SUCH OPTION AGREEMENT, THE HOLDERS OF THIS SECURITY HAS GRANTED AN IRREVOCABLE PROXY IN FAVOR OF PDTC WITH RESPECT TO CERTAIN MATTERS RELATING TO SUCH OPTION. A COPY OF THE OPTION AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICES OF RAMUS.

     8. ROLE OF HAI FINANCIAL. Ramus and the Shareholders hereby acknowledge that HAI Financial ("HAI") is acting as an advisor to Ramus and will be entitled to be paid a fee upon the exercise of the Option by PDTC and upon funding of PDTC's investment in Ramus. Ramus and the Shareholders further acknowledge that the principal of HAI, Charles T. Foscue ("FOSCUE"), is a director and shareholder of PDTC's parent corporation, PDT, Inc. After consultation with counsel and with full knowledge of the relationship and possible conflict of interest, Ramus and the Shareholders agree that

*****Confidential Treatment Requested

HAI or Charles T. Foscue's involvement in this transaction shall in no way invalidate the Option or serve as an excuse for non-performance by either Ramus or the Shareholders for performing their obligations hereunder. The following waiver and release is not intended to apply to claims which Ramus may have against HAI or Foscue, nor is it intended to apply to any breach of the Investment Agreement or this Option Agreement, by PDTC. However, an assertion of a breach of the Investment Agreement or this Option Agreement shall not excuse Ramus and the Shareholders from performing their obligations under the Option. Ramus and the Shareholders irrevocably and unconditionally waive and release any and all claims against PDTC, PDT, their respective officers, directors, employees, agents and insureds from HAI's involvement with Ramus, the Shareholders or this transaction, whether now existing or hereafter arising.

     Ramus and the Shareholders acknowledge that they are aware of, understand and hereby waive the rights of Section 1542 of the California Civil Code, which provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     9. NO SOLICITATION. The Shareholders will not take, nor will they permit Ramus, or authorize or permit any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of any Shareholder or Ramus to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to Ramus or permitting access to the assets and properties and books and records of Ramus), any offer or inquiry from any person concerning a proposed sale or license of Ramus' technology or a proposed sale of the shares of Ramus or a merger or other business combination between Ramus and a third-party. The foregoing shall not preclude the sale of securities which does not result in a change of control and which otherwise complies with this Option Agreement. Unless PDTC refuses to provide financing in accordance with Sections 6.4 or
6.5 of the Investment Agreement, Ramus will be permitted to negotiate a proposed license of Ramus's technology to an entity not affiliated with Ramus or its shareholders, officers or directors after *****, so long as PDTC shall approve the license. If PDTC refuses to approve the license within ten (10) days of submission of the license (the "LICENSE REVIEW PERIOD") by Ramus to PDTC, PDTC will purchase ***** in ***** at a price of ***** per share, payable in cash, within ten (10) business days of the expiration of the License Review Period. If any Shareholder or Ramus (or any such person acting for or on their behalf) receives from any person any offer, inquiry or informational request referred to above, such Shareholder or Ramus, as applicable, will promptly advise such person, by written notice, of the terms of this SECTION 9 and will promptly, orally and in writing, advise PDTC of such offer, inquiry or request and deliver a copy thereof and of such notice to PDTC.

     10.  MISCELLANEOUS.

          10.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Option Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided in this Option Agreement.

*****Confidential Treatment Requested

          10.2 SPECIFIC PERFORMANCE. PDTC shall be entitled to all rights available under law, as well as injunctive relief, including the right to demand specific performance of the Option by Ramus and the Shareholders.

          10.3 GOVERNING LAW. This Option Agreement shall be governed by and construed under the laws of the State of California.

          10.4 COUNTERPARTS. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.5 TITLES AND SUBTITLES. The titles and subtitles used in this Option Agreement are used for convenience only and are not be considered in construing or interpreting this Option Agreement.

          10.6 NOTICES. Unless otherwise specifically provided herein, any notice, demand, request or other communication herein requested or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by recognized international courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or five (5) business days after deposit in the United States mail in the continental United States (registered or certified, with postage prepaid and properly addressed). For purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this SECTION 10.6) shall be as follows:

     If to Company:      Ramus Medical Technologies
                         6420 Via Real, Unit 8
                         Carpinteria, CA  93013
                         Attention:  Charles S. Love, President

     With a copy to:     Stradling, Yocca, Carlson & Rauth
                         660 Newport Center Drive, Suite 1600
                         Newport Beach, CA  92660
                         Attention:  Michael E. Flynn, Esq.

     If to PDTC:         PDT Cardiovascular, Inc.
                         7408 Hollister Avenue
                         Goleta, CA  93117
                         Attention:  David Mai, President

     With a copy to:     Nida & Maloney, PC
                         801 Garden Street, Suite 201
                         Santa Barbara, CA  93101
                         Attention:  Joseph E. Nida, Esq.

          10.7 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Option Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          10.8 AMENDMENTS AND WAIVERS. Any term of this Option Agreement may be amended and the observance of any term of this Option Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Ramus and

PDTC. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties, their successors and assigns.

          10.9 SEVERABILITY. If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Option Agreement and the balance of the Option Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          10.10 TERMINATION. This Option Agreement, and the obligations of the parties with respect thereto, shall terminate on the Option Termination Date.

          10.11 PUBLIC DISCLOSURE. Except as may be required to comply with applicable law, and the requirements of PDTC's parent corporation, as an entity whose stock is publicly traded, no party this Option Agreement shall make or cause to be made any press release or similar public announcement or communication concerning the execution or performance of this Option Agreement and any of the transactions contemplated hereby, unless specifically approved in advance and in writing by Ramus and PDTC. Notwithstanding the foregoing, unless required by an opinion of PDTC's counsel, PDTC will not disclose the non-exercise of its Option described in this Option Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement this 27th day of December, 1996.

                              RAMUS

                              RAMUS MEDICAL TECHNOLOGIES,
                              a California corporation


                              By: /s/ Charles S. Love
                                 --------------------------------

                              Title: President



                              PDTC

                              PDT CARDIOVASCULAR, INC.,
                              a Delaware corporation


                              By: /s/ Gary S. Kledzik
                                 --------------------------------

                              Title: Chairman



                              SHAREHOLDERS


                              /s/ Charles S. Love
                                 --------------------------------


                              /s/ *****
                                 --------------------------------


*****Confidential Treatment Requested

                                  EXHIBIT A

                         Purchase and Sale Agreement

                                    FORM OF
                           STOCK PURCHASE AGREEMENT

                         dated as of ________________

                                by and between

                           PDT CARDIOVASCULAR, INC.

                                     and

                  THE SELLERS IDENTIFIED ON SCHEDULE 1 HERETO

                            with respect to all

                        outstanding capital stock of

                         RAMUS MEDICAL TECHNOLOGIES

                              TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                          PAGE
                                                                           NO.
                                                                          ----
ARTICLE I - SALE OF SHARES AND CLOSING
     1.01   PURCHASE AND SALE                                               1
     1.02   PURCHASE PRICE                                                  1
     1.03   CLOSING                                                         2

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLERS
     2.01   ORGANIZATION OF SELLER                                          2
     2.02   AUTHORITY                                                       2
     2.03   ORGANIZATION OF THE COMPANY                                     3
     2.04   CAPITAL STOCK                                                   3
     2.05   SUBSIDIARIES                                                    3
     2.06   NO CONFLICTS                                                    4
     2.07   GOVERNMENTAL APPROVALS AND FILINGS                              4
     2.08   BOOKS AND RECORDS                                               4
     2.09   FINANCIAL STATEMENTS                                            5
     2.10   ABSENCE OF CHANGES                                              5
     2.11   NO UNDISCLOSED LIABILITIES                                      7
     2.12   TAXES                                                           8
     2.13   LEGAL PROCEEDINGS                                               9
     2.14   COMPLIANCE WITH LAWS AND ORDERS                                 9
     2.15   BENEFIT PLANS; ERISA                                            9
     2.16   REAL PROPERTY                                                  12
     2.17   TANGIBLE PERSONAL PROPERTY; INVESTMENT ASSETS                  13
     2.18   INTELLECTUAL PROPERTY RIGHTS                                   13
     2.19   CONTRACTS                                                      14
     2.20   LICENSES                                                       15
     2.21   INSURANCE                                                      16
     2.22   AFFILIATE TRANSACTIONS                                         16
     2.23   EMPLOYEES; LABOR RELATIONS                                     17
     2.24   ENVIRONMENTAL MATTERS                                          17
     2.25   SUBSTANTIAL CUSTOMERS AND SUPPLIERS                            18
     2.26   BANK AND BROKERAGE ACCOUNTS; INVESTMENT ASSETS                 19
     2.27   NO POWERS OF ATTORNEY                                          19
     2.28   ACCOUNTS RECEIVABLE                                            19
     2.29   BROKERS                                                        19
     2.30   DISCLOSURE                                                     19
     2.31   INCORPORATION BY REFERENCE                                     20

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER
     3.01   ORGANIZATION                                                   20
     3.02   AUTHORITY                                                      20
     3.03   NO CONFLICTS                                                   20
     3.04   GOVERNMENTAL APPROVALS AND FILINGS                             21

                                                                          PAGE
                                                                           NO.
                                                                          ----
     3.05   LEGAL PROCEEDINGS                                              21
     3.06   PURCHASE FOR INVESTMENT                                        21
     3.07   ACCREDITED INVESTOR                                            21
     3.08   PURCHASE ENTIRELY FOR OWN ACCOUNT                              21
     3.09   INVESTMENT EXPERIENCE                                          21
     3.10   PDT SHARES                                                     21

ARCTICLE IV - COVENANTS OF SELLERS
     4.01   REGULATORY AND OTHER APPROVALS                                 22
     4.02   HSR FILINGS                                                    22
     4.03   INVESTIGATION BY PURCHASER                                     22
     4.04   NO SOLICITATIONS                                               23
     4.05   CONDUCT OF BUSINESS                                            23
     4.06   EMPLOYEE MATTERS                                               24
     4.07   CERTAIN RESTRICTIONS                                           24
     4.08   AFFILIATE TRANSACTIONS                                         26
     4.09   BOOKS AND RECORDS                                              26
     4.10   NONCOMPETITION                                                 26
     4.11   NOTICE AND CURE                                                27
     4.12   FULFILLMENT OF CONDITIONS                                      27

ARTICLE V - COVENANTS OF PURCHASER
     5.01   REGULATORY AND OTHER APPROVALS                                 28
     5.02   HSR FILINGS                                                    28
     5.03   NOTICE AND CURE                                                28
     5.04   FULFILLMENT OF CONDITIONS                                      28
     5.05   REGISTRATION OF PDT SHARES                                     29
     5.06   ADVANCE BY PURCHASER TO THE COMPANY                            29

ARTICLE VI - CONDITIONS TO OBLIGATIONS OF PURCHASER
     6.01   REPRESENTATIONS AND WARRANTIES                                 29
     6.02   PERFORMANCE; NO DEFAUL                                         29
     6.03   OFFICERS' CERTIFICATES                                         29
     6.04   ORDERS AND LAWS                                                29
     6.05   REGULATORY CONSENTS AND APPROVALS                              30
     6.06   THIRD PARTY CONSENTS                                           30
     6.07   OPINION OF COUNSEL                                             30
     6.08   GOOD STANDING CERTIFICATES                                     30
     6.09   SPECIAL PROCEDURES REPORT                                      30
     6.10   RESIGNATIONS OF DIRECTORS AND OFFICERS                         31
     6.11   ENVIRONMENTAL SURVEY                                           31
     6.12   PROCEEDINGS                                                    31
     6.13   EMPLOYMENT AND NONCOMPETITION AGREEMENTS                       31
     6.14   EQUITY RIGHTS                                                  31
     6.15   RELEASES                                                       31
     6.16   COMPLETION OF DUE DILIGENCE; FINANCIAL STATEMENTS              31

                                                                          PAGE
                                                                           NO.
                                                                          ----
     6.17   JOINDER                                                        31
     6.18   AUDITED FINANCIAL STATEMENTS                                   31

ARTICLE VII - CONDITIONS TO OBLIGATIONS OF SELLERS
     7.01   REPRESENTATIONS AND WARRANTIES                                 32
     7.02   PERFORMANCE                                                    32
     7.03   OFFICERS' CERTIFICATES                                         32
     7.04   ORDERS AND LAWS                                                32
     7.05   REGULATORY CONSENTS AND APPROVALS                              32
     7.06   THIRD PARTY CONSENTS                                           32
     7.07   OPINION OF COUNSEL                                             33
     7.08   PROCEEDINGS                                                    33
     7.09   GOOD STANDING CERTIFICATES                                     33
     7.10   EMPLOYMENT AGREEMENTS AND CONSULTING AGREEMENTS                33

ARTICLE VIII - TAX MATTERS AND POST-CLOSING TAXES
     8.01   INDEMNIFICATION                                                33
     8.02   CONTROL OF CONTEST                                             33
     8.03   ACCESS TO INFORMATION                                          34
     8.04   RETENTION OF RECORDS                                           34
     8.05   RESOLUTION OF DISAGREEMENTS AMONG PARTIES                      34
     8.06   TAX RETURNS                                                    34
     8.07   PRE-FILING APPROVAL OF TAX RETURNS AND REPORTS                 34
     8.08   COMPANY'S FINAL RETURNS                                        35

ARTICLE IX - SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
               AND AGREEMENTS
     9.01   SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
              AND AGREEMENTS                                               35

ARTICLE X - INDEMNIFICATION
     10.01  TAX INDEMNIFICATION                                            35
     10.02  OTHER INDEMNIFICATION                                          36
     10.03  METHOD OF ASSERTING CLAIMS                                     36

ARTICLE XI - TERMINATION AND DEFAULT
     11.01  TERMINATION                                                    39
     11.02  EFFECT OF TERMINATION                                          40

ARTICLE XII - DEFINITIONS
     12.01  DEFINITIONS                                                    40

ARTICLE XIII - MISCELLANEOUS
     13.01  NOTICES                                                        48
     13.02  ENTIRE AGREEMENT                                               49
     13.03  EXPENSES                                                       49
     13.04  PUBLIC ANNOUNCEMENTS                                           49

                                                                          PAGE
                                                                           NO.
                                                                          ----
     13.05  CONFIDENTIALITY                                                49
     13.06  FURTHER ASSURANCES; POST-CLOSING COOPERATION                   50
     13.07  WAIVER                                                         51
     13.08  AMENDMENT                                                      51
     13.09  NO THIRD PARTY BENEFICIARY                                     51
     13.10  NO ASSIGNMENT; BINDING EFFECT                                  51
     13.11  HEADINGS                                                       51
     13.12  ARBITRATION                                                    51
     13.13  CONSENT TO JURISDICTION AND SERVICE OF PROCESS                 52
     13.14  INVALID PROVISIONS                                             52
     13.15  AGENT                                                          53
     13.16  GOVERNING LAW                                                  53
     13.17  COUNTERPARTS                                                   53
     13.18  SIGNATURES                                                     53

                                      EXHIBITS
                                      --------

     EXHIBIT A      Escrow Agreement
     EXHIBIT B      Officer's Certificate of Sellers
     EXHIBIT C      Opinion of Counsel to Sellers and Company
     EXHIBIT D      Special Procedures Report
     EXHIBIT E      Officer's Certificate of Purchaser
     EXHIBIT F      Secretary's Certificate of Purchaser
     EXHIBIT G      Opinion of Counsel to Purchaser

                                     SCHEDULES
                                     ---------

     SCHEDULE 1     List of Sellers

                                    FORM OF
                            STOCK PURCHASE AGREEMENT


          This STOCK PURCHASE AGREEMENT dated as of _______________ is made and entered into by and between PDT CARDIOVASCULAR, INC., a Delaware corporation ("PURCHASER"), and each of the shareholders of RAMUS MEDICAL TECHNOLOGIES., a California corporation, listed on SCHEDULE 1 hereto (each a "SELLER" and collectively, "SELLERS"). Capitalized terms not otherwise defined herein have the meanings set forth in SECTION 12.01.

          WHEREAS, Sellers own _____________________________________
(________) shares of common stock, no par value, of Ramus Medical
Technologies, a California corporation (the "COMPANY"), constituting all issued and outstanding shares of capital stock of the Company, or the rights to acquire such shares as indicated on SCHEDULE 1, excluding shares owned by Purchaser prior to the execution of this Agreement (such shares being referred to herein as the "SHARES");

          WHEREAS, Charles S. Love ("LOVE") is a Seller and owns _________ percent (___%) of the Shares owned by the Sellers; and

          WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                         SALE OF SHARES AND CLOSING

          1.01 PURCHASE AND SALE. Each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, all of the right, title and interest of such Seller in and to the Shares owned by such Seller at the Closing, as hereinafter defined, on the terms and subject to the conditions set forth in this Agreement.

          1.02 PURCHASE PRICE. The aggregate purchase price (the "PURCHASE PRICE") for the Shares and for the covenant of the Sellers contained in
Section 4.11 is as follows:

          (a)  ****(1)

          (b) The Purchase Price will be payable at the option of the Purchaser in immediately available United States funds or in the shares of Common Stock of the Purchaser's parent corporation, PDT, Inc., a Delaware corporation (the "PDT SHARES") or any combination thereof, provided that the PDT Shares must be received on a tax-free basis in the opinion of PDT's auditors, and subject to Sellers cooperating and agreeing to all conditions necessary to create a tax-free exchange for PDT Shares. *****.

-------------------
(1) The Purchase price will be reduced by the percentage ownership of the Shares already owned by PDTC at the time of the Closing.

*****Confidential Treatment Requested

          (c) The Purchase Price will be payable pro rata to the Sellers with ***** of the Purchase Price being paid in cash and PDT Shares to the Sellers and ***** of cash and PDT Shares will be transferred immediately to _______________________ (the "ESCROW AGENT") under an escrow agreement substantially in the form attached hereto as EXHIBIT A (the "ESCROW AGREEMENT") to be retained by the Escrow Agent for a period of one year as provided in the Escrow Agreement. Any payments due under SECTION 2.29 hereof to HAI Financial will be reduced from the sums due the Sellers and will be payable to HAI Financial as if it were a Seller.

          1.03 CLOSING. The Closing will take place at the offices of Purchaser, or at such other place as Purchaser and Sellers mutually agree, at 10:00 a.m. local time, on the Closing Date. Purchaser will pay the installments of the Purchase Price payable under clauses (b) and (c) of
SECTION 1.02 by checks payable in United States funds to the order of the Agent, as hereinafter defined. Such checks shall be delivered to the Agent.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

          Love, jointly and severally as to all warranties and representations, and the remaining Sellers on an individual basis as to SECTIONS 2.01, 2.02 AND
2.04 hereof, represent and warrant to Purchaser as follows:

          2.01 ORGANIZATION OF SELLER. Each Seller is (a) an individual acting on its own behalf, (b) an individual acting as trustee of a trust that is duly organized, validly existing and in good standing under the Law of the jurisdiction set forth in SCHEDULE 1 or (c) a corporation duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization as set forth in SCHEDULE 1. Each Seller has full individual, trustee or corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer (pursuant to this Agreement) the Shares.

          2.02 AUTHORITY. The execution and delivery by each Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by each Seller of its obligations hereunder, and thereunder, have been duly and validly authorized by any trustee, beneficiary, board, stockholder or other Person whose authorization is required, except as provided in SECTION 2.07 OF THE DISCLOSURE SCHEDULE, no other action on the part of any Seller or any trustee, beneficiary, board, stockholder or other Person being necessary. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and upon the execution and delivery by each Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their terms.

          2.03 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the Law of the State of California, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. SECTION 2.03 OF THE DISCLOSURE SCHEDULE lists all lines of business in which the Company is participating or engaged. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in SECTION 2.03 OF THE DISCLOSURE SCHEDULE, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission

*****Confidential Treatment Requested
necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Company or a Subsidiary, as the case may be, becoming qualified or admitted and in good standing. The name of each director and officer of the Company on the date hereof, and the position with the Company held by each, are listed in SECTION 2.03 OF THE DISCLOSURE SCHEDULE. Love has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the articles of incorporation and by-laws of the Company as in effect on the date hereof.

          2.04 CAPITAL STOCK. The authorized capital stock of the Company consists solely of ________________________ (__________) shares of Common
Stock and ____________________ (________) shares of Preferred Stock, of which only the Shares have been issued. The Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. Sellers own the Shares, beneficially and of record, free and clear of all Liens, in the manner and as set forth in SECTION 2.04 OF THE DISCLOSURE SCHEDULE. Except for this Agreement and as disclosed in SECTION 2.04 OF THE DISCLOSURE SCHEDULE, there are no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in SECTION 1.03 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens.

          2.05 SUBSIDIARIES. SECTION 2.05 OF THE DISCLOSURE SCHEDULE lists the name of each Subsidiary and all lines of business in which each Subsidiary is participating or engaged. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation identified in SECTION 2.05 OF THE DISCLOSURE SCHEDULE, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in SECTION
2.05 OF THE DISCLOSURE SCHEDULE, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Company or a Subsidiary, as the case may be, becoming qualified, licensed or admitted and in good standing. SECTION 2.05 OF THE DISCLOSURE SCHEDULE lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock.
Except as disclosed in SECTION 2.05 OF THE DISCLOSURE SCHEDULE, all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company free and clear of all Liens. Except as disclosed in
SECTION 2.05 OF THE DISCLOSURE SCHEDULE, there are no outstanding Options with respect to any Subsidiary. The name of each director and officer of each Subsidiary on the date hereof, and the position with such Subsidiary held by each, are listed in SECTION 2.05 OF THE DISCLOSURE SCHEDULE. Love has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each of the Subsidiaries as in effect on the date hereof.

          2.06 NO CONFLICTS. The execution and delivery by Love of this Agreement do not, and the execution and delivery by Love of the Operative Agreements to which it is a party, the performance by Love of his obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby, and thereby, will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any Subsidiary or Love or of any trust agreement (or other comparable governing documents) of Love;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SECTION 2.07 OF THE DISCLOSURE SCHEDULE, conflict with or result in a violation or breach of any term or provision of any material Law or Order applicable to Love, the Company or any Subsidiary or any of their respective Assets and Properties; or

          (c) except as disclosed in SECTION 2.06 OF THE DISCLOSURE SCHEDULE, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require Love, the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Love, the Company or any Subsidiary or any of their respective Assets and Properties under, any material Contract or License to which Love, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound.

          2.07 GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in
SECTION 2.07 OF THE DISCLOSURE SCHEDULE, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Love, the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

          2.08 BOOKS AND RECORDS. The minute books and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries. The stock transfer ledgers and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the Subsidiaries. Except as set forth in SECTION 2.08 OF THE DISCLOSURE SCHEDULE, neither the Company nor any Subsidiary has any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary.

          2.09 FINANCIAL STATEMENTS. Prior to the execution of this Agreement, Love has delivered to Purchaser true and complete copies of the following financial statements:

          (a) the audited balance sheets of the Company and its consolidated subsidiaries as of __________________________, and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the unqualified report with no exceptions or modifications, but with allowable explanatory language with respect to the Company's ability to continue as a going concern, on such audited information by _____________________, and all letters from such accountants with respect to the results of such audits; and

          (b) the unaudited balance sheets of the Company and its consolidated subsidiaries as of _________________, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the portion of the fiscal year then ended.

Except as set forth in the notes thereto and as disclosed in SECTION 2.09 OF THE DISCLOSURE SCHEDULE, all such financial statements (i) were prepared in accordance with GAAP on a consistent basis, (ii) fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from the Books and Records of the Company and the Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiaries in accordance with the principles stated therein. The Company and the Subsidiaries have maintained their respective Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP, such Books and Records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Company and the Subsidiaries and the Books and Records provided a fair and accurate basis for the preparation of the Audited Financial Statements and the Unaudited Financial Statements. Except for those Subsidiaries listed in
SECTION 2.09 OF THE DISCLOSURE SCHEDULE, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this
SECTION 2.09 have been, consolidated with those of the Company.

          2.10 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Audited Financial Statement Date there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Business or Condition of the Company. Without limiting the foregoing, except as disclosed in SECTION 2.10 OF THE DISCLOSURE SCHEDULE, there has not occurred between the Audited Financial Statement Date and the date hereof:

          (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such capital stock of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company;

          (ii) any authorization, issuance, sale or other disposition by the Company or any Subsidiary of any shares of capital stock of or Option with respect to the Company or any Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company or any Subsidiary;

          (iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary whose annual salary is, or after giving effect to such change would be, $100,000 or more, except increases in the ordinary course of business, consistent with past practice; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement, except for changes in the ordinary course of business, consistent with past practice; or (z) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement not in the ordinary course of business, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which the Company or Subsidiary reasonably believed to be the least costly was chosen; other than such bonus payments permitted under SECTION 4.07(b);

          (iv) (A) incurrences by the Company or any Subsidiary of Indebtedness in an aggregate principal amount exceeding $25,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary; other than borrowings by the Company in the ordinary course of business.

          (v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company or any Subsidiary in an aggregate amount exceeding $10,000;

          (vi) any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, (y) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or any Subsidiary or (z) the financial projections of the Company or any Subsidiary;

          (vii) any write-off or write-down of or any determination to write-off or write-down, not in the ordinary course or business, any of the Assets and Properties of the Company or any Subsidiary in an aggregate amount exceeding $10,000;

          (viii) any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice;

          (ix) any (x) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any Subsidiary, (y) recapitalization, reorganization, liquidation or dissolution of the Company or any Subsidiary or (z) merger or other business combination involving the Company or any Subsidiary and any other Person;

          (x) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any material Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to SECTION 2.19(a) or (B) any material License held by the Company or any Subsidiary, except for amendments, modifications, terminations, waivers or consents in the ordinary course of business;

          (xi) capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets in an aggregate amount exceeding $50,000 without Purchaser's consent which shall not unreasonably be withheld;

          (xii) any commencement or termination by the Company or any Subsidiary of any new line of business;

          (xiii) any transaction by the Company or any Subsidiary with Love, any officer, director, Affiliate (other than the Company or any Subsidiary) or Associate of Love or any Associate of any such officer, director or Affiliate (A) outside the ordinary course of business consistent with past practice or
     (B) other than on an arm's-length basis, other than pursuant to any Contract in effect on the Audited Financial Statement Date and disclosed pursuant to SECTION 2.19(a)(vii) OF THE DISCLOSURE SCHEDULE;

          (xiv) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

          (xv) any other transaction involving or development affecting the Company or any Subsidiary outside the ordinary course of business consistent with past practice.

          2.11 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the balance sheet included in the Audited Financial Statements or in the notes thereto or as disclosed in SECTION 2.11 OF THE DISCLOSURE SCHEDULE or any other Section of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the Business or Condition of the Company.

          2.12 TAXES.

          (a) Except to the extent that any such failure would not have a material adverse effect on the Company, the Company and each of its Subsidiaries have (i) timely filed all Tax Returns required to be filed in any jurisdiction to which it is subject, except as disclosed in SECTION 2.12 OF THE DISCLOSURE SCHEDULE, (ii) either timely paid in full all Taxes due to be paid or collected by it and all Taxes claimed to be due from it by each such jurisdiction (except for any such Taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to Tax and penalties with respect thereto, or provided adequate reserves for the payment thereof (which reserves are reflected in the Company's Audited Financial Statements), and (iii) fully accrued on its Audited Financial Statements and Books and Records all Taxes, and any interest, additions to Tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested. There are no agreements for extension of the time of assessment or payment of any Taxes of the Company or any of its Subsidiaries. No waiver of any statute of limitations has been executed by or on behalf of the Company or any of its Subsidiaries. There are no examinations by the IRS of or relating to the Company or any of its Subsidiaries presently in process, or, to the Knowledge of Love, threatened against the Company or any of its Subsidiaries. Neither the IRS nor any other taxing authority is now asserting or, to the Knowledge of Love, threatening to assert, any deficiency or assessment for additional Taxes, including any interest, penalties or fines, against the Company or any of its Subsidiaries. No federal income tax returns of the Company or any of its Subsidiaries have been audited by the IRS. Except as set forth in SCHEDULE
2.12 OF THE DISCLOSURE SCHEDULE, state, local and foreign income tax returns of the Company and its Subsidiaries have never been audited by the appropriate tax authorities for the jurisdictions indicated in SECTION 2.12 OF THE DISCLOSURE SCHEDULE. None of the Company or any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business and none of the Company or any of its Subsidiaries has incurred any liability for Taxes which, in the aggregate, would result in a material decrease in the net worth of the Company or any of its Subsidiaries. Love has provided or made available to Purchaser or its authorized representative complete and correct copies of all income Tax, franchise or capital stock Tax, sales, occupational, employment, personal property, real property or other Tax Returns related to the Company or any of its Subsidiaries and its business for each of the __________ fiscal years of the Company ended _______________________________, respectively, together with complete and correct copies of any reports of Tax authorities relating to examination of such returns and all prior returns for the __________ fiscal years prior to _______________________, respectively, that have been audited, together with any elections to adopt any particular method of treating an item for Tax purposes and any closing agreements applicable to the Company or any of its Subsidiaries.

          (b) No election under Section 341(f) of the Code has been made by Love to treat the Company as a "consenting corporation" as defined therein.

          (c) None of the Company or any of its Subsidiaries has been formed or availed of for the purpose of avoiding the Tax with respect to its shareholders or the shareholders of any other corporation by permitting earnings on profits to be accumulated instead of being divided or distributed.

          (d) No compensation or benefits paid by the Company or any of its Subsidiaries or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by or effected in connection with this Agreement has been or will be nondeductible by the Company or any such Subsidiary or subject to any excise or penalty payable under the Code, including Sections 280G or 4999 thereof.

          2.13 LEGAL PROCEEDINGS. Except as disclosed in SECTION 2.13 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below):

          (a) there are no Actions or Proceedings pending or, to the Knowledge of Love, threatened against, relating to or affecting Love, the Company or any Subsidiary or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, or (ii) if determined adversely to Love, the Company or a Subsidiary, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company or any Subsidiary that would interfere in any material respect with its business or operations or (y) Losses by the Company or any Subsidiary, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $25,000;

          (b) there are no facts or circumstances Known to Love that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

          (c) there are no Orders outstanding against the Company or any Subsidiary.

Prior to the execution of this Agreement, Love has delivered to Purchaser all responses of counsel for the Company and the Subsidiaries to auditors' requests for information delivered in connection with the Audited Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company or any Subsidiary.

          2.14 COMPLIANCE WITH LAWS AND ORDERS.  Except as disclosed in
SECTION 2.14 OF THE DISCLOSURE SCHEDULE, neither the Company nor any Subsidiary is or has at any time within the last five (5) years been, or has received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties.

          2.15 BENEFIT PLANS; ERISA.

          (a) SECTION 2.15(a) OF THE DISCLOSURE SCHEDULE (i) contains a true and complete list and description of each of the Benefit Plans, (ii) identifies each of the Benefit Plans that is a Qualified Plan, (iii) identifies each Benefit Plan which at any time during the five-year period preceding the date of this Agreement was a Defined Benefit Plan and (iv) lists, describes and identifies each other Plan maintained, established, sponsored or contributed to by an ERISA Affiliate, or any predecessor thereof, which, during the five-year period preceding the date of this Agreement, was at any time a Defined Benefit Plan. Neither the Company nor any Subsidiary has scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted. Except as disclosed in SECTION 2.15(a) OF THE DISCLOSURE SCHEDULE, no loan is outstanding between the Company or any Subsidiary and any Benefit Plan.

          (b) Neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (c) Except as set forth in SECTION 2.15(c) OF THE DISCLOSURE SCHEDULE, each Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

          (d) Neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan," as that term is defined in
Section 4001 of ERISA.

          (e) Each of the Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither the Company nor any Subsidiary has received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Qualified Plan is qualified under Section 401(a) of the Code, and, if applicable, complies with the requirements of Section 401(k) of the Code. Each Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits complies with the requirements of the applicable provisions of the Code or other Laws required in order to provide such Tax benefits.

          (f) Neither the Company nor any Subsidiary is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company or any Subsidiary to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP. There are no material outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

          (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or
Section 4975 of the Code.

          (h) No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Subsidiary, Purchaser or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Purchaser, the Company, any Subsidiary or any such corporation or organization. No "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Defined Benefit Plan. No termination re-establishment or spin-off re-establishment transaction has occurred with respect to any Subject Defined Benefit Plan. No Subject Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Benefit Plan which is a Pension Benefit Plan.

          (i) Except as described in SECTION 2.15(i) OF THE DISCLOSURE SCHEDULE, no benefit under any Benefit Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

          (j) To the Knowledge of Love, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of Purchaser, the Company, any Subsidiary or any fiduciary of any such Benefit Plan, nor is there any basis for such a claim.

          (k) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

          (l) The fair market value of the assets of each Subject Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of the actuarial assumptions applicable under such Subject Defined Benefit Plan at said date and, to the Knowledge of Love, there have been no material changes in such values since said date.

          (m) Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

          (i) the Benefit Plans and any predecessor plans referred to therein, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including all amendments thereto;

          (ii) current summary Plan descriptions of each Benefit Plan subject to ERISA, and any similar descriptions of all other Benefit Plans;

          (iii) the most recent Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

          (iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

          (v) the most recent accountings with respect to any Benefit Plan funded through a trust;

          (vi) the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted; and

          (vii) all qualified domestic relations orders or other orders governing payments from any Benefit Plan.

          2.16 REAL PROPERTY.

          (a) SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE contains a true and correct list of (i) each parcel of real property owned by the Company or any Subsidiary, (ii) each parcel of real property leased by the Company or any Subsidiary (as lessor or lessee) and (iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i).

          (b) Except as disclosed in SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE, the Company or a Subsidiary has good and marketable fee simple title to each parcel of real property owned by it, free and clear of all Liens other than Permitted Liens. Except for the real property leased to others referred to in clause (ii) of paragraph (a) above, the Company or a Subsidiary is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. The Company and the Subsidiaries have adequate rights of ingress and egress with respect to the real property listed in SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE and all buildings, structures, facilities, fixtures and other improvements thereon. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

          (c) The Company or a Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in clause (ii) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and of each other Person that is a party thereto, and except as set forth in SECTION 2.16(c) OF THE DISCLOSURE SCHEDULE, there is no, and neither the Company nor any Subsidiary has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any Subsidiary owes any brokerage commissions with respect to any such leased space.

          (d) Love has delivered to Purchaser prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the real property owned by the Company and the Subsidiaries, and (ii) all leases (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d) with respect to the real property leased by the Company and the Subsidiaries.

          (e) Except as disclosed in SECTION 2.16(e) OF THE DISCLOSURE SCHEDULE, no tenant or other party in possession of any of the real properties owned by the Company and the Subsidiaries, has any right to purchase, or holds any right of first refusal to purchase, such properties.

          (f) Except as disclosed in SECTION 2.16(f) OF THE DISCLOSURE SCHEDULE, the improvements on the real property identified in SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Love, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

          (g) Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section
897(c)(i)(A)(ii).

          2.17 TANGIBLE PERSONAL PROPERTY; INVESTMENT ASSETS.

          (a) The Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in or reasonably necessary for the conduct of their business, including all tangible personal property reflected on the balance sheet included in the Unaudited Financial Statements and tangible personal property acquired since the Unaudited Financial Statement Date other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in SECTION 2.17(a) OF THE DISCLOSURE SCHEDULE, and as of Closing, is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

          (b) SECTION 2.17(b) OF THE DISCLOSURE SCHEDULE describes each Investment Asset owned by the Company or any Subsidiary on the date hereof. Except as disclosed in SECTION 2.17(b) OF THE DISCLOSURE SCHEDULE, all such Investment Assets are owned by the Company or a Subsidiary free and clear of all Liens other than Permitted Liens.

          2.18 INTELLECTUAL PROPERTY RIGHTS. The Company and the Subsidiaries have interests in or use only the Intellectual Property disclosed in SECTION 2.18 OF THE DISCLOSURE SCHEDULE, each of which the Company or a Subsidiary either has all right, title and interest in or a valid and binding rights under Contract to use. No other Intellectual Property is used or necessary in the conduct of the business of the Company or any Subsidiary. Except as disclosed in SECTION 2.18 OF THE DISCLOSURE SCHEDULE, (i) the Company or a Subsidiary has the exclusive right to use the Intellectual Property disclosed in SECTION 2.18 OF THE DISCLOSURE SCHEDULE,
(ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company or a Subsidiary to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company or any Subsidiary in respect of such Intellectual Property, (iv) Love has delivered to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person, (v) the Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (vi) neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property, (vii) to the Knowledge of Love, no such Intellectual Property is being infringed by any other Person, and (viii) there are no claims by third parties against the Intellectual Property. Neither Love, the Company nor any Subsidiary has received notice that the Company or any Subsidiary is infringing any Intellectual Property of any other Person, no claim is pending or, to the Knowledge of Love, has been made to such effect that has not been resolved and, to the Knowledge of Love, neither the Company nor any Subsidiary is infringing any Intellectual Property of any other Person.

          2.19 CONTRACTS.

          (a) SECTION 2.19(a) OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound:

          (i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or independent contracting or the termination of employment or independent contracting, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company or any Subsidiary to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $50,000 or any group of employees exceeding $100,000 in the aggregate;

          (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person or, except as provided in SECTION 4.11, prohibiting or limiting the ability of any Person to compete with the Company or any Subsidiary;

          (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person;

          (iv) all Contracts relating to Indebtedness of the Company or any Subsidiary in excess of $10,000 or to preferred stock issued by the Company or any Subsidiary;

          (v) all material Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees;

          (vi) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

          (vii) all Contracts between or among the Company or any Subsidiary, on one part, and Love, any officer, director, Affiliate (other than the Company or any Subsidiary) or Associate of Love or any Associate of any such officer, director or Affiliate, on another part;

          (viii) all collective bargaining or similar labor Contracts;

          (ix) all Contracts that (A) limit or contain restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

          (x) all other Contracts (other than Benefit Plans, leases listed in SECTION 2.16(a) OF THE DISCLOSURE SCHEDULE and insurance policies listed in SECTION 2.21 OF THE DISCLOSURE SCHEDULE) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of more than $10,000 annually and
     (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary.

          (b) Each Contract required to be disclosed in SECTION 2.19(a) OF THE DISCLOSURE SCHEDULE is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in SECTION 2.19(b) OF THE DISCLOSURE SCHEDULE neither the Company, any Subsidiary nor, to the Knowledge of Love, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

          (c) Except as disclosed in SECTION 2.19(c) OF THE DISCLOSURE SCHEDULE, neither the Company nor any Subsidiary is a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other such Contracts, materially adverse to the Business or Condition of the Company.

          2.20 LICENSES. SECTION 2.20 OF THE DISCLOSURE SCHEDULE contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company or any Subsidiary (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Love has delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE:

          (i) the Company and each Subsidiary owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations;

          (ii) each License listed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE is valid, binding and in full force and effect; and

         (iii) neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

          2.21 INSURANCE. SECTION 2.21 OF THE DISCLOSURE SCHEDULE contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such Policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any Subsidiary and that (i) have been issued to the Company or any Subsidiary or (ii) have been issued to any Person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary. The insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in SECTION 2.21 OF THE DISCLOSURE SCHEDULE is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company, any Subsidiary nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed in SECTION 2.21 OF THE DISCLOSURE SCHEDULE are placed with insurers that are, to the Knowledge of Love, financially sound and reputable and, in light of the respective business, operations and Assets and Properties of the Company and the Subsidiaries, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such Assets and Properties. Neither the Company, any Subsidiary nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

          2.22 AFFILIATE TRANSACTIONS. Except as disclosed in SECTION 2.19(a)(vii) OR SECTION 2.22(a) OF THE DISCLOSURE SCHEDULE, (i) there are no intercompany Liabilities between the Company or any Subsidiary, on one part, and Love, any officer, director, Affiliate (other than the Company or any Subsidiary) or Associate of Love or any Associate of any such officer, director or Affiliate, on another part; (ii) Love, nor such officer, director, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary, (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to Love or any such officer, director, Affiliate or Associate and (iv) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Investment Assets issued by Love or any such officer, director, Affiliate or Associate. Except as disclosed in SECTION 2.22(b) OF THE DISCLOSURE SCHEDULE, each of the Liabilities and transactions listed in SECTION 2.22(a) OF THE DISCLOSURE SCHEDULE was incurred or engaged in, as the case may be, on an arm's-length basis. Except as disclosed in SECTION 2.22(c) OF THE DISCLOSURE SCHEDULE, since the Audited Financial Statement Date, all settlements of intercompany Liabilities between the Company or any Subsidiary, on one part, and Love or any such officer, director, Affiliate or Associate, on another part, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

          2.23 EMPLOYEES; LABOR RELATIONS.

          (a) SECTION 2.23 OF THE DISCLOSURE SCHEDULE contains a list of the name of each officer and employee of the Company and the Subsidiaries at the date hereof, together with each such person's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date. To the Knowledge of Love, the Company has not received and Love has not received any information that would lead it to believe that a material number of such person will or may cease to be employees, or will refuse offers of employment from Purchaser, because of the consummation of the transactions contemplated by this Agreement.

          (b) Except as disclosed in SECTION 2.23 OF THE DISCLOSURE SCHEDULE, (i) no employee of the Company or any Subsidiary is presently a member of a collective bargaining unit and, to the Knowledge of Love, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company or any Subsidiary, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against the Company or any of the Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Since

_____________, there has been no work stoppage, strike or other concerted action by employees of the Company or any Subsidiary. During that period, the Company and the Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours and collective bargaining. Except as disclosed in
SECTION 2.23 OF THE DISCLOSURE SCHEDULE, no loan is outstanding between the Company or any Subsidiary and any employee.

          2.24 ENVIRONMENTAL MATTERS. Each of the Company and the Subsidiaries has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or such Subsidiary. Each of such Licenses is in full force and effect and each of the Company and the Subsidiaries is in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law. In addition, except as set forth in SECTION 2.24 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below):

          (a) No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Love, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by the Company or any Subsidiary to have any License required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or any of the Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material generated by the Company or any Subsidiary, and to the Knowledge of Love, there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.

          (b) Neither the Company nor any Subsidiary owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local Law; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos or asbestos-containing material is or has been present, (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released, in the cases of clauses (i) through (iv), at, on or under any site or facility now or previously owned, operated or leased by the Company or any Subsidiary.

          (c) Neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by federal, state or local Governmental or Regulatory Authorities that may lead to Environmental Claims against the Company or any Subsidiary.

          (d) No Hazardous Material generated by the Company or any Subsidiary has been recycled, treated, stored, disposed of or Released by the Company or any Subsidiary at any location.

          (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any Subsidiary and, to the Knowledge of Love, no site or facility now or previously owned, operated or leased by the Company or any Subsidiary is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

          (f) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any Subsidiary, and no federal, state or local Governmental or Regulatory Authority action has been taken or, to the Knowledge of Love, is in process that could subject any such site or facility to such Liens, and neither the Company nor any Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

          (g) Except as disclosed in SECTION 2.24(g) OF THE DISCLOSURE SCHEDULE, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Love, the Company or any Subsidiary in relation to any site or facility now or previously owned, operated or leased by the Company or any Subsidiary which have not been delivered to Purchaser prior to the execution of this Agreement.

          2.25 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. SECTION 2.25(a) OF THE DISCLOSURE SCHEDULE lists the five (5) largest customers of the Company and the Subsidiaries, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. SECTION 2.25(b) OF THE DISCLOSURE SCHEDULE lists the five (5) largest suppliers of the Company and the Subsidiaries, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in SECTION 2.25(c) OF THE DISCLOSURE SCHEDULE, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, sales to or provision of services to the Company and the Subsidiaries since the Audited Financial Statement Date, or to the Knowledge of Love, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in SECTION 2.25(d) OF THE DISCLOSURE SCHEDULE, to the Knowledge of Love, no such customer or supplier is threatened with bankruptcy or insolvency.

          2.26 BANK AND BROKERAGE ACCOUNTS; INVESTMENT ASSETS. SECTION 2.26 OF THE DISCLOSURE SCHEDULE sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Subsidiary having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

          2.27 NO POWERS OF ATTORNEY. Except as set forth in SECTION 2.27 OF THE DISCLOSURE SCHEDULE, neither the Company nor any Subsidiary has any powers of attorney or comparable delegations of authority outstanding.

          2.28 ACCOUNTS RECEIVABLE. Except as set forth in SECTION 2.28 OF THE DISCLOSURE SCHEDULE, the accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheet included in the Unaudited Financial Statements, and all accounts and notes receivable arising subsequent to the Unaudited Financial Statement Date, (i) arose from BONA FIDE sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and (v) are not the subject of any Actions or Proceedings brought by or on behalf of the Company or any Subsidiary. SECTION 2.28 OF THE DISCLOSURE SCHEDULE sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company and the Subsidiaries. To the Knowledge of Love, all steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company or a Subsidiary, as the case may be, a perfected security interest in the related collateral, have been taken.

          2.29 BROKERS. Except for the HAI Financial agreement, whose obligation is to be assumed by Love as to this transaction, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Love directly with Purchaser without the intervention of any Person on behalf of Love in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

          2.30 DISCLOSURE. All material facts relating to the Business or Condition of the Company have been disclosed to Purchaser in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including the Financial Statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

          2.31 INCORPORATION BY REFERENCE. Love hereby incorporates by reference all representations and warranties of the Company made in the Investment Agreement as if set forth in this Agreement in full and made by Love as of the date hereof and as of the Closing Date.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as follows:

          3.01 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          3.02 AUTHORITY. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

          3.03 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in SCHEDULE 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

          (c) except as disclosed in SCHEDULE 3.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

          3.04 GOVERNMENTAL APPROVALS AND FILINGS.  Except as disclosed in
SCHEDULE 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

          3.05 LEGAL PROCEEDINGS. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          3.06 PURCHASE FOR INVESTMENT. The Shares will be acquired by Purchaser (or, if applicable, its assignee pursuant to SECTION 13.10(b)(i)) for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser (or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

          3.07 ACCREDITED INVESTOR. At the Closing, Purchaser will be an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

          3.08 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Purchaser in reliance upon Purchaser's representations to the Company, which by Purchaser's execution of this Agreement hereby confirms that the Shares will be acquired for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

          3.09 INVESTMENT EXPERIENCE. Purchaser is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

          3.10 PDT SHARES. The PDT Shares to be delivered by Purchaser at the Closing will be duly authorized, validly issued and outstanding, fully paid and non-assessable. All necessary corporate action on the part of PDT has been taken in order to issue the PDT Shares.

                                   ARTICLE IV

                             COVENANTS OF SELLERS

          The Company and Love jointly and severally, and Sellers severally, where specifically indicated, covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein, the Company and Love will comply with all covenants and provisions of this ARTICLE IV, except to the extent Purchaser may otherwise consent in writing.

          4.01 REGULATORY AND OTHER APPROVALS. Love will, and will cause the Company and the Subsidiaries to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Love, the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Operative Agreements, including those described in SECTIONS 2.06 AND 2.07 OF THE DISCLOSURE SCHEDULE, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements. Love will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          4.02 HSR FILINGS. In addition to and not in limitation of Love's covenants contained in SECTION 4.01, if required under applicable Law, the Company and Love will (a) take promptly all actions necessary to make the filings required of Love or his Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Company, Love or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

          4.03 INVESTIGATION BY PURCHASER. The Company will, and will cause the Subsidiaries to, (a) provide Purchaser and its respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "REPRESENTATIVES") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Subsidiaries and their Assets and Properties and Books and Records, and (b) furnish Purchaser and such other Persons with all such information and data (including copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and the Subsidiaries as Purchaser or any of such other Persons may reasonably request in connection with such investigation.

          4.04 NO SOLICITATIONS. Love will not take, nor will he permit the Company, the

Subsidiaries or any Affiliate of Love (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Love, the Company, the Subsidiaries or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or any Subsidiary or permitting access to the Assets and Properties and Books and Records of the Company or any Subsidiary) any offer or inquiry from any Person concerning an Acquisition Proposal. If Love, the Company, any Subsidiary or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Love will promptly advise such Person, by written notice, of the terms of this SECTION 4.04 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

          4.05 CONDUCT OF BUSINESS. Love will cause the Company and the Subsidiaries to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Love will:

          (a) cause the Company and the Subsidiaries to use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company and the Subsidiaries, (ii) take no action (subject to dismissals and retirements in the ordinary course of business consistent with past practice) to cause the services of the present officers, employees and consultants of the Company and the Subsidiaries not to be available to the Company after the Closing, (iii) maintain the Assets and Properties of the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company or any Subsidiary sells goods or provides services or with whom the Company or any Subsidiary otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Company and the Subsidiaries;

          (b) except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner,
(ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company or any Subsidiary;

          (c) (i) use, and will cause the Company and the Subsidiaries to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in SECTION 2.21 OF THE DISCLOSURE SCHEDULE, (ii) to the extent requested by Purchaser prior to the Closing Date, use all commercially reasonable efforts to cause such insurance coverage held by any Person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary to continue to be provided at the expense of the Company and the Subsidiaries for at least 90 days after the Closing on substantially the same terms and conditions as provided on the date of this Agreement and (iii) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or Assets and Properties of the Company and the Subsidiaries to be paid to the Company and the Subsidiaries; and

          (d) cause the Company and the Subsidiaries to comply, in all material respects, with all Laws and Orders applicable to the business and operations of the Company and the Subsidiaries, and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

          4.06 EMPLOYEE MATTERS. Except as may be required by Law, Love will refrain, and will cause the Company and the Subsidiaries to refrain, from directly or indirectly:

          (a) making any representation or promise, oral or written, to any officer, employee or consultant of the Company or any Subsidiary concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Benefit Plan;

          (b) materially increasing the annual level of compensation of any employee, and not increasing, except in amounts in keeping with past practices, the annual level of compensation of any person whose compensation from the Company in the last preceding fiscal year exceeded $100,000, and not granting any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise.

          (c) adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company or Subsidiary reasonably believes to be the least costly is chosen; or

          (d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or
(ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement.

          Love will cause the Company and the Subsidiaries to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Love will promptly notify Purchaser in writing of each receipt by Love, the Company or any Subsidiary (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

          4.07 CERTAIN RESTRICTIONS. Love will cause the Company and the Subsidiaries to refrain from:

          (a) amending their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

          (b) authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any Option with respect to the Company or any Subsidiary, or modifying or amending any right of any holder of outstanding shares of capital stock of or Option with respect to the Company or any Subsidiary, other than the issuance of options under the Company's option plan;

          (c) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company;

          (d) acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

          (e) (i) except in the ordinary course of business, consistent with past practice, entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to
(A) any Contract that would, if in existence on the date of this Agreement, be required to be disclosed in the Disclosure Schedule pursuant to SECTION 2.19(a) or (B) any material License or (ii) granting any irrevocable powers of attorney;

          (f) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material License held or used by the Company or any Subsidiary or any material Contract to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound;

          (g) (i) incurring Indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts of Indebtedness discharged during such period), except as reasonably necessary for the ordinary operation of the Company's or its Subsidiaries' business in a manner, and in amounts, consistent with historical practice, or (ii) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary;

          (h) engaging with any Person in any merger or other business combination;

          (i) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $50,000, without Purchaser's consent which shall not be unreasonably withheld;

          (j) making any change in the lines of business in which they participate or are engaged;

          (k) writing off or writing down any of their Assets and Properties outside the ordinary course of business consistent with past practice; or

          (l) entering into any Contract to do or engage in any of the foregoing.

          4.08 AFFILIATE TRANSACTIONS. Except as set forth in SECTION 4.08 OF THE DISCLOSURE SCHEDULE, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between Love, any officer, director, Affiliate (other than the Company or any Subsidiary) or Associate of Love or any Associate of any such officer, director or Affiliate, on one part, and the Company or any of the Subsidiaries, on another part, will be paid in full, and Love will terminate and will cause any such officer, director, Affiliate or Associate to terminate each Contract with the Company or any Subsidiary, without expense or liability to the Company. Prior to the Closing, neither the Company nor any Subsidiary will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis (other than pursuant to Contracts disclosed pursuant to SECTION 2.19(a)(vii) OF THE DISCLOSURE SCHEDULE), with Love or any such officer, director, Affiliate or Associate.

          4.09 BOOKS AND RECORDS. On the Closing Date, Love will deliver or make available to Purchaser at the offices of the Company and the Subsidiaries all of the Books and Records, and if at any time after the Closing Love discovers in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Purchaser. Love shall also cooperate with Purchaser in including financial statements of the Company and its Subsidiaries for the fiscal years ending in ________________ via the Purchaser's parent corporation's filings with the Securities and Exchange Commission.

          4.10 NONCOMPETITION.

          (a) Each Seller who owns at least three percent (3%) of the outstanding capital stock of the Company will, for a period of five (5) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future
Affiliates:

          (i) employing, engaging or seeking to employ or engage any Person who within the prior twenty-four (24) months had been an officer or employee of the Company or a Subsidiary, unless such officer or employee
     (A) resigns voluntarily (without any solicitation from any Seller or any of their Affiliates) or (B) is terminated by the Company or any Subsidiary or Purchaser other than for cause after the Closing Date;

          (ii) causing or attempting to cause (A) any client, customer or supplier of the Company or any Subsidiary to terminate or materially reduce its business with the Company and the Subsidiaries or (B) any officer, employee or consultant of the Company or any Subsidiary to resign or sever a relationship with the Company or a Subsidiary;

         (iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Company or any of the Subsidiaries or any of their respective clients, customers or suppliers; or

          (iv) participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business in which the Company or any of the Subsidiaries is participating or engaged on the Closing Date in any jurisdiction.

          (b) The parties hereto recognize that the Laws and public policies of the various states of the United States and foreign jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

          (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and each Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

          4.11 NOTICE AND CURE. Love will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Love, occurring after the date of this Agreement that causes or will cause any covenant or agreement of any Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of any Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Love also will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes Known to Love, of any representation, warranty, covenant or agreement made by any Seller in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser's right to seek indemnity under ARTICLE XI.

          4.12 FULFILLMENT OF CONDITIONS. Love will each execute and deliver at the Closing each Operative Agreement that such Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                   ARTICLE V

                            COVENANTS OF PURCHASER

          Purchaser covenants and agrees with Sellers that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this ARTICLE V, except to the extent any Seller may otherwise consent in writing.

          5.01 REGULATORY AND OTHER APPROVALS. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including those described in SECTIONS 3.03 AND 3.04 OF THE DISCLOSURE SCHEDULE hereto,
(b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Sellers or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Sellers, the Company and the Subsidiaries as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Sellers, the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Operative Agreements. Purchaser will provide prompt notification to Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          5.02 HSR FILINGS. In addition to and without limiting Purchaser's covenants contained in SECTION 5.01, if required under applicable Law, Purchaser will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Sellers in connection with Sellers' filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

          5.03 NOTICE AND CURE. Purchaser will notify Sellers in writing of, and contemporaneously will provide Sellers with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Purchaser also will notify Sellers in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to Purchaser, of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller's right to seek indemnity under
ARTICLE XI.

          5.04 FULFILLMENT OF CONDITIONS. Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

          5.05 REGISTRATION OF PDT SHARES. Purchaser will cause the resale of the PDT Shares by the Sellers to be registered with the Securities and Exchange Commission and listed on the NASDAQ National Market System, or the then-applicable exchange, prior to the Closing.

          5.06 ADVANCE BY PURCHASER TO THE COMPANY. After execution of this Agreement, Purchaser agrees to advance to the Company sufficient funds for its working capital needs for the period preceding the Closing. The advance will be reflected in a Promissory Note at the Purchaser's bank borrowing rate, plus one percent (1%). If this transaction does not close through the fault of the Sellers, the Promissory Note will be due and payable within ninety (90) days of the termination of this Agreement. If this transaction does not close through the fault of the Purchaser, the Promissory Note will be due and payable one hundred eighty (180) days of the date of Closing.

                                 ARTICLE VI

                  CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

          6.01 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Company and Sellers in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

          6.02 PERFORMANCE; NO DEFAULT. The Company and Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company and any Seller at or before the Closing and no Default shall have occurred and be continuing.

          6.03 OFFICERS' CERTIFICATES. Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date (and executed by the Chairman of the Board or the President of any corporate Seller and by all trustees of any trust with respect to any trustee Seller), substantially in the form and to the effect of EXHIBIT B hereto.

          6.04 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, any Subsidiary or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

          6.05 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, if applicable, shall have occurred.

          6.06 THIRD PARTY CONSENTS. The consents (or in lieu thereof waivers) listed in SECTION 6.06 OF THE DISCLOSURE SCHEDULE and all other consents (or in lieu thereof waivers) to the performance by Purchaser and Sellers of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, any Seller, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser or the Business or Condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser.

          6.07 OPINION OF COUNSEL. Purchaser shall have received the opinion of Stradling, Yocca, Carlson and Rauth, counsel to Sellers and the Company, dated the Closing Date, substantially in the form and to the effect of EXHIBIT C hereto, and to such further effect as Purchaser may reasonably request.

          6.08 GOOD STANDING CERTIFICATES. Sellers shall have delivered to Purchaser (a) copies of the certificates or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto, of the Company and each Subsidiary certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation, (b) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of incorporation to the effect that each of the Company and the Subsidiaries is in good standing or subsisting in such jurisdiction, listing all charter documents of the Company and such Subsidiaries on file and attesting to its payment of all franchise or similar Taxes, and (c) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company and the Subsidiaries are qualified or admitted to do business to the effect that the Company or the applicable Subsidiary is duly qualified or admitted and in good standing in such jurisdiction.

          6.09 SPECIAL PROCEDURES REPORT. Purchaser shall have received the Audited Financial Statements of the Company as of ________________ and for the year then ended, together with the unqualified opinion of _____________________ thereon (but with explanatory language with respect to the Company's ability to continue as a going concern), and the Company shall have received, and shall deliver to the Purchaser a copy of, a special procedures report, dated the Closing Date, of ______________________________, substantially in the form and to the effect of EXHIBIT D hereto.

          6.10 RESIGNATIONS OF DIRECTORS AND OFFICERS. Such members of the boards of directors and such officers of the Company and the Subsidiaries as are designated in a written notice delivered at least two (2) Business Days prior to the Closing Date by Purchaser to Seller shall have tendered, effective at the Closing, their resignations as such directors and officers.

          6.11 ENVIRONMENTAL SURVEY. Purchaser shall have received an environmental survey and assessment in form and substance reasonably satisfactory to Purchaser prepared by a firm of licensed engineers (familiar with the identification of Hazardous Materials) reasonably satisfactory to Purchaser, such environmental survey and assessment to be based upon physical on-site inspections by such firm of each of the existing sites and facilities owned, operated and leased by the Company and the Subsidiaries, as well as a historical review of the uses of such sites and facilities and of the business and operations of the Company and the Subsidiaries (including any former Subsidiaries or divisions of the Company or any Subsidiary which have been disposed of prior to the date of such survey and assessment and with respect to which the Company or any Subsidiary may have retained liability for environmental matters).

          6.12 PROCEEDINGS. All proceedings to be taken on the part of Sellers in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          6.13 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Purchaser shall have received the Employment Agreements and the noncompetition agreements listed in SECTION 6.13 OF THE DISCLOSURE SCHEDULE in form and content acceptable to Purchaser, duly signed by the respective parties thereto.

          6.14 EQUITY RIGHTS. Purchaser shall have received satisfactory evidence of the exercise, termination or cancellation of all Options identified in SECTION
2.04 OF THE DISCLOSURE SCHEDULE.

          6.15 RELEASES. Purchaser shall have received satisfactory evidence of the termination of all Contracts identified in SECTION 4.09 OF THE DISCLOSURE SCHEDULE, including releases in favor of the Company and its Subsidiaries in form and substance and from such Person as is satisfactory to Purchaser.

          6.16 COMPLETION OF DUE DILIGENCE; FINANCIAL STATEMENTS. Purchaser shall have completed its due diligence investigation of the Company, the Business or Condition of the Company, the Audited Financial Statements and Sellers to its satisfaction.

          6.17 JOINDER. All holders of Options relating to the Company's securities shall have executed and delivered such documents joining in and becoming a party to this Agreement as Purchaser shall reasonably request.

          6.18 AUDITED FINANCIAL STATEMENTS. Purchaser shall have received a satisfactory undertaking of ______________________ to the effect that they shall provide manually signed Audited Financial Statements of the Company for the years ended _________________________________ when reasonably requested by Purchaser.

                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

          7.01 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Purchaser in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

          7.02 PERFORMANCE. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

          7.03 OFFICERS' CERTIFICATES. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the Chairman of the Board, the President, the Chief Financial Officer or any Vice President of Purchaser, substantially in the form and to the effect of EXHIBIT E hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of EXHIBIT F hereto.

          7.04 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          7.05 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Sellers and Purchaser to perform their obligations under this Agreement and the Operative Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to the Agent, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including, if applicable, under the HSR Act, shall have occurred.

          7.06 THIRD PARTY CONSENTS. All consents (or in lieu thereof waivers) to the performance by Sellers of their obligations hereunder and to the consummation of the transactions contemplated hereby as are required under the Contracts listed in SECTION 7.06 OF THE DISCLOSURE SCHEDULE (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

          7.07 OPINION OF COUNSEL. Sellers shall have received the opinion of counsel, Nida & Maloney, to Purchaser, dated the Closing Date, substantially in the form and to the effect of EXHIBIT G hereto.

          7.08 PROCEEDINGS. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers, and Sellers shall have received copies of all such documents and other evidences as Sellers may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          7.09 GOOD STANDING CERTIFICATES. Purchaser shall have delivered to Sellers (a) copies of the certificates or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto, of Purchaser certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation, (b) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of incorporation to the effect that Purchaser is in good standing or subsisting in such jurisdiction, listing all charter documents of Purchaser on file and attesting to its payment of all franchise or similar Taxes, and (c) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which Purchaser is qualified or admitted to do business to the effect that Purchaser is duly qualified or admitted and in good standing in such jurisdiction.

          7.10 EMPLOYMENT AGREEMENTS AND CONSULTING AGREEMENTS. The Company shall have entered into Employment Agreements and Consulting Agreements to the satisfaction of the Company. Employment Agreements would be required for ***** if they are still employed by the Company at the time that this Agreement is executed, together with any other managers that Purchaser wishes to retain. The Employment Agreements will provide for customary provisions and shall include six (6) months' severance for termination without cause, and no severance if termination is for cause. *****. Any of the foregoing agreements will be terminable in the event of a breach of the covenants not to compete.

*****Confidential Treatment Requested

                                 ARTICLE VIII

                      TAX MATTERS AND POST-CLOSING TAXES

          8.01 INDEMNIFICATION. Love jointly and severally indemnifies, defends and holds harmless Purchaser Indemnified Parties in accordance with
Section 10.01.

          8.02 CONTROL OF CONTEST.   Each party shall have the right, at its
own expense, to control any audit or determination by any authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes for any taxable period for which that party (or any of its Affiliates) is charged with responsibility for filing a Tax Return and paying Taxes under this Agreement; provided, however, that neither party shall have the right to agree to any assessment, deficiency, settlement or other adjustment or proposed adjustment of Taxes that would adversely affect the interests of the other party without such other party's written consent, which consent shall not be unreasonably withheld, and provided, further, that in the event that a party not charged with the responsibility for filing a Tax Return under this Agreement is paid a refund, such party shall pay such refund to the party so charged within seven (7) days of receipt of such refund by the first party. Purchaser shall promptly forward to Sellers all written notifications and other written communications from any taxing authority received by the Company relating to any liability for Taxes for any taxable period for which Sellers are charged with payment responsibility under this Agreement and Purchaser shall execute or cause to be executed any powers of attorney or other documents reasonably requested by Sellers to enable Sellers to take any and all necessary actions with respect to any proceedings for any such period.

          8.03 ACCESS TO INFORMATION. Each of Purchaser and Sellers will provide the other, and Purchaser shall cause the Company to provide Sellers, with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant in connection with the preparation of any Tax Returns, any audit or other examination by any authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this SECTION 8.03 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

          8.04 RETENTION OF RECORDS. For a period of four (4) years from the Closing Date, Sellers shall not dispose of or destroy any of the business records and files of Sellers or the Company relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to Purchaser by written notice to Purchaser at least thirty (30) days prior to the proposed date of such disposition or destruction.

          8.05 RESOLUTION OF DISAGREEMENTS AMONG PARTIES. If Sellers and Purchaser disagree as to the matters governed by this ARTICLE VIII, Sellers and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within fifteen
(15) days, either party shall assert in writing that such dispute cannot be resolved by arbitration as set forth in SECTION 10.03(d) hereof.

          8.06 TAX RETURNS. Without limiting the foregoing, Sellers shall be fully responsible for the filing of all Tax Returns, including delinquent Tax Returns with respect to any period ending on or before the Closing Date, and will pay all fines and penalties due in connection with such Tax Returns.

          8.07 PRE-FILING APPROVAL OF TAX RETURNS AND REPORTS. For any period that includes days on or before the Closing, Tax Returns and reports prepared or caused to be prepared by Purchaser for the Company or the Subsidiaries, shall be prepared in accordance with generally accepted tax accounting principles and in a manner consistent with past tax filing practices of the Company and the subsidiaries, to the extent not inconsistent with the Code, state and local tax statutes, and the applicable regulations. Purchaser shall supply copies of the Tax Returns to Agent within ten (10) days of filing. Any Tax Return or report which relates to any period that includes days on or before the Closing prepared or caused to be prepared by Purchaser for Company or the Subsidiaries, shall also be subject to pre-filing approval by Agent, for and on behalf of Seller. Unless otherwise agreed to by the parties, Tax Returns and reports subject to pre-filing approval shall be submitted by Purchaser to Agent at least forty-five (45) days prior to the due date (including extensions) of the Tax Return or report, and Seller shall either approve or provide written comment on the Tax Return or report within fifteen (15) days of receipt of the Tax Return or report. In the event Sellers shall dispute any determination by the accountants, Sellers shall notify (through the Agent) Purchaser within a reasonable time not to exceed 10 days (taking into account the deadline for filing the Tax Return or report) of such dispute. In such event, such dispute shall be submitted by Purchaser to an independent certified public accountant of recognized national standing not performing services for Purchaser, Sellers, the Company or any of their respective Affiliates. Such accountant's determination shall be final and binding. In the event the tax liability for the periods on or before the Closing, as determined by such accountants, are materially different than that determined by Purchaser's auditors (plus or minus more than five percent), then the costs and expenses of such accountants shall be borne by Purchaser. In the event the tax liability for the periods on or before the Closing as determined by such accountants are not materially different than that determined by Purchaser's auditors, then the costs and expenses of such accountants shall be borne by Sellers.

          8.08 COMPANY'S FINAL RETURNS. Purchaser files consolidated returns with its subsidiaries and as of the date of closing, the Company will become part of Purchaser's consolidated group. The Company and its Subsidiaries will be required to file returns for the fiscal year ending the day before the Closing. Notwithstanding the provisions of SECTION 8.06, it is Sellers' responsibility to prepare such returns and the Company will pay the costs therefor. The Company will make its personnel reasonably available, after the Closing, for such return preparation.

                                  ARTICLE IX

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

          9.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company and the Subsidiaries or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Sellers and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement will survive the Closing for two (2) years.

                                   ARTICLE X

                                INDEMNIFICATION

          10.01 TAX INDEMNIFICATION. Love shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising from or incurred as a result of Taxes owed by the Company (or any Subsidiary) with respect to any taxable period ending on or prior to the Closing Date in excess of the amount accrued for taxes on the Company's Audited Financial Statements, provided that the Sellers shall have received an Indemnity Notice from Purchaser in a timely manner enabling Sellers to investigate and defend any alleged Tax Losses, or if they so elect, assume control of the defense of any claim, action or proceeding with respect thereto.

10.02  OTHER INDEMNIFICATION.

          (a) Subject to the other Sections of this ARTICLE X and excluding the indemnity under SECTION 10.01 above, Love shall jointly and severally, and the remaining Sellers on an individual basis shall severally, indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement made by such Seller contained in this Agreement.

          (b) Subject to the other Sections of this ARTICLE X, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

          10.03 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under SECTION 10.02 will be asserted and resolved as follows:

          (a) No claims will be made hereunder unless the total amount of such claims exceeds $100,000 at which time claims in excess of such amount will be subject to indemnification.

          (b) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under SECTION 10.02 is asserted against or sought to be collected from such Indemnified Party by a Person other than Sellers, the Company, any Subsidiary, Purchaser or any Affiliate of any Seller or Purchaser (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under SECTION 10.02 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

          (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
     SECTION 10.03(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and PROVIDED FURTHER, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under SECTION 10.02 with respect to such Third Party Claim.

          (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to SECTION 10.03(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

          (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under SECTION 10.02 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under SECTION 10.02 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. In the event any payments under this Agreement are then due by the Indemnified Party to the Indemnifying Party (whether as a direct obligation or a joint and several obligation together with other Persons), then the Indemnified Party may, at its election, set off amounts payable under this ARTICLE X against such amounts as they become due. If the Indemnifying Party has timely disputed its liability with respect to such claim, the

     Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this SECTION 10.03.

          (c)  In the event any Indemnified Party should have a claim under
SECTION 10.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under SECTION 10.02 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. In the event any payments under this Agreement, including any installments payable under clauses (b), (c) OR
(d) OF SECTION 1.02, are then or thereafter due by the Indemnified Party to the Indemnifying Party (whether as a direct obligation or a joint and several obligation together with other Persons), then the Indemnified Party may, at its election, set off amounts payable under this ARTICLE X against such amounts as they become due. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this SECTION 10.03.

          (d)  Any dispute submitted to arbitration pursuant to this SECTION
10.03 shall be finally and conclusively determined by the decision of a single arbitrator through Jams Endispute (hereinafter sometimes called the "ARBITRATOR") selected as hereinafter provided. The arbitrator shall be selected by Jams Endispute upon application made to it for such purpose by the Indemnified Party. The arbitrability of any dispute, claim or controversy shall likewise be determined in such arbitration. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of Jams Endispute. The Arbitrator shall conduct its hearings in Santa Barbara, California, and shall reach and render a decision in writing with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Arbitrator shall adopt and follow such rules and procedures as it deems necessary or appropriate. To the extent practical, decisions of the Arbitrator shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Arbitrator shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Arbitrator (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Until any award of costs or expenses, including reasonable attorneys' fees, by the Arbitrator, each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and one-half of the expenses and fees of the Arbitrator (which shall be a joint and several obligation of multiple Indemnifying or Indemnified Parties, as the case may be). The parties and the Arbitrator shall have all of the rights and duties relating to discovery provided by Section 1283.05 of the California Code of Civil Procedure, which is hereby made a part of this Agreement, except that the Arbitrator shall have the right to disapprove or to limit any discovery which such Arbitrator deems to be for purposes of delay or otherwise unnecessarily burdensome or oppressive.

          (e) The maximum amount of claims made hereunder shall not exceed the lesser of:

(i) the Purchaser's total investment in the Company (including loans or advances), or (ii) $5,000,000, except in the case of fraud by the Sellers, in which case there is no maximum. The maximum liability of any Seller, other than Love, shall be the portion of the Purchase Price received by such Seller.

          (f) No claim may be made more than two (2) years from the date of the Closing.

                                  ARTICLE XI

                            TERMINATION AND DEFAULT

          11.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

          (b) at any time before the Closing, by Sellers or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

          (c) at any time after ninety (90) days from exercise by Sellers or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

          (d) by Purchaser if there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking, moratorium or any suspension of payments in respect to banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by federal or state authorities on the extension or credit by lending institutions which materially and adversely affects Purchaser or (v) in the case of any of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof, upon notification of the non-terminating party by the terminating party.

          11.02  EFFECT OF TERMINATION.

          (a) If this Agreement is validly terminated pursuant to SECTION 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in this SECTION 11.02 and except that the provisions with respect to expenses in SECTION 13.03 and confidentiality in SECTION 13.05 will continue to apply following any such termination and except that the covenants contained in SECTION 4.04 will continue to apply until thirty (30) days following such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to SECTION 11.01(b), (c) or (d), Sellers will remain liable to Purchaser for any breach of this Agreement by Sellers existing at the time of such termination, and Purchaser will remain liable to Sellers for any breach of this Agreement by Purchaser existing at the time of such termination, and Sellers or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

          (b) In the event the Sellers or the Company breaches SECTION 4.04 and, within twelve (12) months after such breach, Sellers or the Company closes a transaction relating to the acquisition of a material portion of the Shares, the Company, its assets, securities or its business, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory or immaterial portions of the Company's assets in the ordinary course), then, immediately upon any such closing, the Company and Sellers shall pay to Purchaser the sum of Two Million Dollars ($2,000,000).

                                  ARTICLE XII

                                  DEFINITIONS

          12.01  DEFINITIONS.

          (a) DEFINED TERMS. As used in this Agreement, the following defined terms have the meanings indicated below:

          "ACQUISITION PROPOSAL" means any proposal for a merger or other business combination to which the Company or any Subsidiary is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

          "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

          "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

          "AGENT" means Charles S. Love appointed as agent of the Sellers pursuant to SECTION 13.15.

          "AGREEMENT" means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with SECTIONS 6.03 and 7.03, as the same shall be amended from time to time.

          "ARBITRATOR" has the meaning ascribed to it in SECTION 10.03(d).

          "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "ASSOCIATE" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          "AUDITED FINANCIAL STATEMENT DATE" means the last day of the most recent fiscal year of the Company for which Financial Statements are delivered to Purchaser pursuant to SECTION 2.09.

          "AUDITED FINANCIAL STATEMENTS" means the Financial Statements for the most recent fiscal year of the Company delivered to Purchaser pursuant to
SECTION 2.09.

          "BENEFIT PLAN" means any Plan established by the Company or any Subsidiary, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company or any Subsidiary contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

          "BUSINESS OR CONDITION OF THE COMPANY" means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Company and the Subsidiaries taken as a whole.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

          "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. Section 300.5.

          "CLAIM NOTICE" means written notification pursuant to SECTION 10.03(a) of a Third Party Claim as to which indemnity under SECTION 10.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under
SECTION 10.02, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

          "CLOSING" means the closing of the transactions contemplated by
SECTION 1.03.

          "CLOSING DATE" means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in SECTIONS 6.04 through 6.07 and SECTIONS 7.04 through 7.07 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

          "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "COMMON STOCK" means the common stock, no par value, of the Company.

          "COMPANY" has the meaning ascribed to it in the forepart of this Agreement.

          "CONTRACT" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

          "DEFINED BENEFIT PLAN" means each Benefit Plan which is subject to
Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

          "DISCLOSURE SCHEDULE" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

          "DISPUTE PERIOD" means the period ending ninety (90) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

          "EMPLOYMENT AGREEMENTS" shall mean the employment agreements between the Company and the Persons identified in SECTION 6.15 OF THE DISCLOSURE SCHEDULE, in form and substance acceptable to Purchaser.

          "ENVIRONMENTAL CLAIM" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "CLAIM") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "ENVIRONMENTAL LAW" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA AFFILIATE" means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company or any Subsidiary (within the meaning of Section 414 of the Code).

          "ESTOPPEL CERTIFICATE" means the written certification, issued not more than twenty (20) days prior to the Closing Date by a lessor, sublessor or other party to a lease or occupancy agreement, stating (a) that such lease or occupancy agreement is (i) in full force and effect and (ii) has not been modified or amended except as described therein, (b) the date to which rental has been paid, (c) that no default or event of default exists thereunder and
(d) that to the best of the knowledge of the issuer thereof, no event has occurred which, with the giving of notice or lapse of time or both, would be a default or event of default thereunder.

          "FINANCIAL STATEMENTS" means the consolidated financial statements of the Company and its consolidated Subsidiaries delivered to Purchaser pursuant to SECTION 2.09 or 4.06.

          "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

          "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

          "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

          "HSR ACT" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

          "INDEBTEDNESS" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of ARTICLE X, including a Person asserting a claim pursuant to paragraph (c) of SECTION 10.03.

          "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE X, including a Person against whom a claim is asserted pursuant to paragraph (c) of
SECTION 10.03.

          "INDEMNITY NOTICE" means written notification pursuant to SECTION 10.03(b) of a claim for indemnity under ARTICLE X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

          "INTELLECTUAL PROPERTY" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

          "INVESTMENT ASSETS" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).

          "IRS" means the United States Internal Revenue Service.

          "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

          "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

          "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

          "NPL" means the National Priorities List under CERCLA.

          "OPERATIVE AGREEMENTS" means the Option Agreement, the Investment Agreement, the Employment Agreements and any support or other agreements to be entered into in connection with the transaction.

          "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

          "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

          "PENSION BENEFIT PLAN" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

          "PERMITTED LIEN" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or any Subsidiary.

          "PERSON" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          "PURCHASE PRICE" has the meaning ascribed to it in SECTION 1.02.

          "PURCHASER" has the meaning ascribed to it in the forepart of this Agreement.

          "PURCHASER INDEMNIFIED PARTIES" means Purchaser and its officers, directors, employees, agents and Affiliates.

          "QUALIFIED PLAN" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

          "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "REPRESENTATIVES" has the meaning ascribed to it in SECTION 4.03 and shall apply to both Purchaser's Representatives and Sellers'
Representatives.

          "RESOLUTION PERIOD" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

          "SELLER" and "SELLERS" have the meanings ascribed to such terms in the forepart of this Agreement.

          "SELLER INDEMNIFIED PARTIES" means each Seller and its officers, directors, trustees, employees, agents and Affiliates.

          "SHARES" has the meaning ascribed to it in the forepart of this Agreement.

          "SUBJECT DEFINED BENEFIT PLAN" means each Defined Benefit Plan listed and described in SECTION 2.15(a) OF THE DISCLOSURE SCHEDULE.

          "SUBSIDIARY" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

          "TAX" means any foreign, federal, state, county or local income, gross receipt, capital stock, production, business and occupation, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, real property, personal property (tangible and intangible), stamp, leasing, excise, duty, disability, franchise, transfer, license, withholding, payroll, severance, employment, fuel, excess profits, environmental, occupational, interest equalization, windfall profits and severance taxes, and all other like governmental charges and any deficiencies, penalties, assessments and interest thereon.

          "TAX RETURNS" means any foreign, federal, state, county or local tax report, form, return, information return or other related document required to be filed by any relevant Tax authority.

          "THIRD PARTY CLAIM" has the meaning ascribed to it in SECTION
10.03(a).

          "UNAUDITED FINANCIAL STATEMENT DATE" means the last day of the most recent fiscal quarter of the Company for which Financial Statements are delivered to Purchaser pursuant to SECTION 2.09.

          "UNAUDITED FINANCIAL STATEMENTS" means the Financial Statements for the most recent fiscal quarter of the Company delivered to Purchaser pursuant to SECTION 2.09.

          (b) CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) references to Articles, Sections (or subdivisions of Sections), Exhibits, Annexes or Schedules are to this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company or a Subsidiary;
(vi) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement);
(vii) references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (viii) references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; (ix) the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; and (x) references to Persons include their respective permitted successors and assigns and, in the case of Governmental or Regulatory Authorities, Governmental or Regulatory Authorities succeeding to their respective functions and capacities. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business
Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                 ARTICLE XIII

                                 MISCELLANEOUS

          13.01 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

          If to Purchaser, to:

               PDT Cardiovascular, Inc.
               7408 Hollister Avenue
               Goleta, CA  93117
               Facsimile No.:  805-685-6038
               Attention:  Gary S. Kledzik, Ph.D.

          with a copy to:

               Nida & Maloney
               801 Garden Street, Suite 201
               Santa Barbara, CA  93101
               Facsimile No.:  805-568-1955
               Attention:  Joseph E. Nida, Esq.

          If to any Seller:

               Ramus Medical Technologies
               6420 Via Real, Unit 8
               Carpinteria, CA  93013
               Facsimile No.:  805-684-7276
               Attention:  Charles S. Love, President

          with a copy to:

               Stradling, Yocca, Carlson & Rauth
               660 Newport Center Drive, Suite 1600
               Newport Beach, CA  92660
               Facsimile No.:  714-725-4100
               Attention:  Michael E. Flynn

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt

(in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto; PROVIDED, HOWEVER, that in no event shall Sellers have more than one address or facsimile number for the purpose of notices to any or all Sellers.

          13.02 ENTIRE AGREEMENT. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including the Letter of Intent, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

          13.03 EXPENSES. Except as otherwise expressly provided in this Agreement (including as provided in SECTION 11.02), if the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and the Company shall pay the costs and expenses of the Company and the Subsidiaries, incurred in connection with the negotiation, execution and closing of this Agreement, the Operative Agreements and the transactions contemplated hereby and thereby.

          13.04 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, Sellers will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company and the Subsidiaries sell goods or provide services or with whom the Company and the Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of Purchaser, which consent shall not be unreasonably withheld. Sellers and Purchaser will obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

          13.05 CONFIDENTIALITY. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; PROVIDED that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Company and the Subsidiaries furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is considering providing, financing to such party and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

          13.06  FURTHER ASSURANCES; POST-CLOSING COOPERATION.

          (a) At any time or from time to time after the Closing, Sellers shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Shares in Purchaser and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and the Subsidiaries and their Assets and Properties and Books and Records, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements to which they are a party.

          (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

          (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Sellers in accordance with this paragraph shall be held confidential by Sellers in accordance with
SECTION 13.05.

          (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

          13.07 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.
No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          13.08 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

          13.09 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under ARTICLE X.

          13.10 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including its rights under ARTICLE X) to
(i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein or (ii) any financial institution providing purchase money or other financing to Purchaser or the Company from time to time as collateral security for such financing, but no such assignment referred to in clause (ii) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          13.11 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          13.12  ARBITRATION.  Subject to and without limitation on SECTION
10.03 hereof, in the event of any dispute, claim or controversy between the parties arising out of or relating to this Agreement or any of the documents executed pursuant to this Agreement, whether in contract, tort, equity or otherwise, and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement or any of the documents executed pursuant to this Agreement, such dispute, claim or controversy shall be resolved by and through an arbitration proceeding before a single arbitrator to be conducted under the auspices and the commercial arbitration rules (formal or informal) of ___________ (or any like organization successor thereto) at Santa Barbara, California. The arbitrability of such dispute, claim or controversy shall likewise be determined in such arbitration. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of _____________. Both the foregoing agreement of the parties to arbitrate any and all such disputes, claims and controversies, and the results, determinations, findings, judgments and/or awards rendered through any such arbitration shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings. Subject to and without limitation on SECTION 10.03 hereof, such arbitration may be initiated by written notice from either party to the other setting forth a demand for arbitration and detailing with specificity the nature of the dispute, claim or controversy to be arbitrated. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render its decision within ten
(10) days following completion of the arbitration. The parties and arbitrator shall have all of the rights and duties relating to discovery provided by
Section 1283.05 of the California Code of Civil Procedure, which is hereby made a part of this Agreement, except that the arbitrator shall have the right to disapprove or to limit any discovery which such arbitrator deems to be for purposes of delay or otherwise unnecessarily burdensome or oppressive.

          13.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Each Seller hereby irrevocably appoints its lawful agent and attorney-in-fact to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby or thereby and upon whom such process may be served, with the same effect as if such party were a resident of the State of California and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, PROVIDED that in the case of any service upon such agent and attorney-in-fact, the party effecting such service shall also deliver a copy thereof to the other party at the address and in the manner specified in SECTION 13.01. Each Seller will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that such agent and attorney-in-fact resigns or otherwise becomes incapable of acting as such, such party will appoint a successor agent and attorney-in-fact in Santa Barbara, California, reasonably satisfactory to Purchaser, with like powers. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Central District of California or any court of the State of California located in the City of Santa Barbara, County of Santa Barbara, in any action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby or thereby, and agrees that any such action, suit or proceeding shall be brought only in such court, PROVIDED, HOWEVER, that such consent to jurisdiction is solely for the purpose referred to in this SECTION 13.13 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of California other than for such purpose and PROVIDED FURTHER, that such consent to jurisdiction and agreement shall not limit the parties' agreement to arbitrate disputes under this Agreement pursuant to SECTIONS 10.03 OR 13.12. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction.

          13.14 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          13.15 AGENT. Each Seller hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Operative Documents with such powers as are specifically delegated to the Agent by the terms of the Operative Documents, together with such other powers as are reasonably incidental to such powers. Purchaser shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, telecopy, telex, telegram or cable) made by Agent and believed by Purchaser to be genuine and correct and to have been signed or sent by or on behalf of Sellers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or under any Operative Document in accordance with instructions given by Sellers holding a majority of the Shares on the date hereof, and such instructions of such Sellers and any action taken or failure to act pursuant to such instructions shall be binding on all of the Sellers.

          13.16 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Law of the State of California applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

          13.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          13.18 SIGNATURES. The signatures by a party constituting one of the Sellers in their capacity as a trustee or a corporate officer will also constitute the obligation of such party as an individual.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                       SELLERS:

                                       SHAREHOLDERS OF
                                       RAMUS MEDICAL TECHNOLOGIES

                                       Signatures on Schedule 1





                                       PURCHASER

                                       PURCHASER CARDIOVASCULAR, INC.,
                                       a Delaware corporation


                                       By:
                                          ---------------------------------

                                       Title:
                                             ------------------------------

EXHIBITS

     Exhibit A -    Escrow Agreement
     Exhibit B -    Officer's Certificate of Sellers
     Exhibit C -    Opinion of Counsel to Sellers and Company
     Exhibit D -    Special Procedures Report
     Exhibit E -    Officer's Certificate of Purchaser
     Exhibit F -    Secretary's Certificate of Purchaser
     Exhibit G -    Opinion of Counsel to Purchaser

SCHEDULES

     Schedule 1-    List of Sellers

                                  SCHEDULE 1
                         TO STOCK PURCHASE AGREEMENT

List of Sellers


SHAREHOLDER         NUMBER OF SHARES         SIGNATURE
------------------------------------         ---------

                                    EXHIBIT B

                                Joinder Agreement


     The undersigned option holder or Shareholder of Ramus Medical Technologies, a California corporation ("Ramus"), irrevocably and unconditionally agrees to be bound by the terms of that certain Option Agreement between Ramus, Charles S. Love, ***** and PDT Cardiovascular, Inc.

Date:
     -----------------                 ------------------------------
                                       Signature

                                       Name (Typed or Printed):

                                       ------------------------------




*****Confidential Treatment Requested

                                 SCHEDULE 1

                        List of Shareholders of Ramus

Charles S. Love

*****










*****Confidential Treatment Requested